Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2014

April 17, 2014   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Jason M. Oetting	FBR Capital Markets & Co.
Ken G. Billingsley	Compass Point Research & Trading LLC
Meyer Shields	Keefe, Bruyette & Woods
Mark A. Dwelle	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Jacoby

April 17, 2014

10:00 a.m. (CT)

Operator:  Good morning, and welcome ladies and gentlemen to the RLI First Quarter Earnings Teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the Annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing the first quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes that this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the first quarter of 2014. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer; and Craig Kliethermes, Executive Vice President, Operations. I’m going to turn the call over to Tom first to get some brief opening comments on the quarter’s financial results. Then, Mike and Craig will talk about operations and market conditions. Next, we’ll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron, and good morning, everyone. We are pleased to announce another positive underwriting quarter and a solid start to the year. Starting with our most important metric, the combined ratio, we posted 86 in the quarter which is consistent with the ratio achieved in the first quarter of last year. Profits are strong in each segment with Casualty at 93, Property at 78, and Surety at 75.

Reserve releases benefited each segment, but most notably in the Casualty segment. We continue to feel good not only about these calendar year results, but also the underlying accident year figures as a result of our core underwriting discipline.

Meanwhile, premium was up 2% on a gross basis in the quarter and 6% on a net basis. The higher net growth rate was a function of both reduced reinsurance cost as well as mix changes within the portfolio. For our segments, Casualty grew 8% in the quarter which represents a deceleration from 2013. Surety is up 4% which we consider strong given the competitive surety market environment Mike has spoken about in previous quarters. Property gross premium was down 9%, although significant parts of this can be attributed to particular lines such as Marine, crop and our assumed reinsurance business.

Moving on to investments, there were several positive trends in the quarter not the least of which was the 5.4% growth in investment income. In addition, both the fixed income and equity portfolios turned in positive total returns enabling a combined portfolio return of 2.7% for the quarter. Maui Jim’s contribution in the quarter was roughly in line with last year. I will point out that new to this quarter, we have a second investment that is included in both the income statement and balance sheet in a similar manner as Maui Jim. As we pointed out in press release in February of this year, we took a minority stake in Prime Holdings Insurance Services, a specialty E&S company. While we believe that Prime will be additive, we expect Maui to be the relative driver over investee line item for sometime in the future.

I’ll also note that in addition to the ownership stake, RLI is a quota-share reinsurer of Prime. The incremental premium from this quota-share was modest in the quarter and likely to be somewhere between $8 million and $10 million of premium for the full year. We believe Prime is a terrific company with an outstanding track record, and we’re pleased to have this new relationship. Ultimately, the combination of underwriting and investment results drove operating EPS of $0.57 per share, up 10% from last year. Meanwhile, book value per share was up 4.9% in the quarter, a strong start to the year.

And, now I’ll turn it over to Mike Stone for further comments.

Mike Stone:  Thanks, Tom. Good morning, everybody. Another impressive underwriting quarter, even with the competition particularly in the property space beginning to intensify, and it should be no surprise given all the attention to the alternative capital coming into the property space. So, lack of the U.S. catastrophe in 2013 and the favorable reinsurance renewals at 1/1. I might remind you that we had nine straight years of combined ratios under 90 and 18 straight years under 100. And this first quarter of 2014 continues that trend at 86.

As Tom indicated, our gross written premiums increased 2%, while net was up 6% due to increased retentions and better reinsurance terms. Casualty continues to lead, up 8% and 11% respectively. We continue to see modest rate improvement in most casualty products, Craig will elaborate on and elucidate this point. In our E&S Casualty space, we are growing our excess and umbrella business as we continue to see opportunities in select geographies for buffer and first-layer excess.

Our primary liability business was relatively flat. The gross written premium is down about 1%. But we continued to exit underperforming habitational OL&T business and we’re able to replace it with better performing classes of business. We did experience some $5 million with a favorable reserve development in this space. And as a point of reference, this business at its zenith was over $200 million in a gross written premium in 2006. And last year we wrote less than $100 million. As rates improve and the economy begins to expand, we hope — we have the capacity to greatly increase our writings in this area.

Transportation was up 4% as we continue to benefit from more submissions due to the demise of several writers in this space. However, we’ve begun to see a reentry into this space by new, might I say, naive capacity and those foolish enough to rent out their pens. This product rewards disciplined, knowledgeable, committed underwriters and devastates all others. We have successfully — that is under 100 combined ratio — underwritten transportation business for 15 plus years in both soft and hard markets.

In our Professional and Package business, we continue to invest. Gross written premium was up 29% in our professional business which is architects and engineers, miscellaneous tech professionals as we continue to build this business to scale and add product and customer segments. In our Package business which is really our CBIC business that we acquired a few years back and our Professional and Package business was up 4%, again as we continue to invest in this space and gain scale.

Property, gross written premium down 9%, where our combined ratio was a nice 78. As I said earlier, we see increased competition for Property business given the new entrants and the alternative capital coming into the space. While our E&S property was down just 2% and we continue to get adequate expected returns in our catastrophe business, wind and earthquake.

Our Marine business was down some 20% as we continue to re-underwrite our Marine business. We did achieve a combined ratio under a 100, so the hard work is starting to payoff but there is still work to do.

Surety, gross written premium is up 4% with our commercial account-driven Surety up some 14% and Contract up 10% as we continue our underwriting discipline even with an increasing competition in this space. Our Contract segment is back to performing well as the loss experience we saw the past few years is starting to subside. And, as I think I’ve remarked before, in Surety, and Contract Surety, it’s all about avoiding loss, because it only takes a few for this line to go south. I’ll reiterate what I’ve said in the last number of quarters, as we continue to see new entrants into the Surety space, it’s not that easy. We’ve taken our lumps. We now have a well-performing, well-recognized surety platform. It takes good experienced underwriters, specialists in their particular segment with good relationships with producers and good systems, and we have them all.

All-in-all, again, a very good underwriting quarter. Craig will now discuss in more detail the rate environment and our reinsurance positions.

Craig Kliethermes:  Thanks, Mike, and good morning, everyone. I would describe the pricing environment as there has been some moderate loss of rate momentum. Although, we are still seeing generally positive to flat increases across most of our products. To remind you that price is still generally more adequate than it has been before, we’ve seen increases over the last several years. So with a slight drop-off, it’s not really that surprising. We would describe it as generally a rationale environment. People are still competitive where results have been very good and they still are taking rate where they’ve seen some problems.

I think as Mike alluded to, there have been some exceptions particularly in low frequency, high severity lines of business like catastrophe, some D&O businesses, large surety accounts for particularly competitive products where the memories are particularly short, people lose sight of the facts and the risks that they’re taking due to some recency bias.

Overall, in our Casualty business, we are still seeing some increases particularly in our commercial umbrella states where I think we talked about growing a bit. Transportation is still positive momentum there. In the Property side, if a Cat is particularly competitive, you’re seeing 5% to 10% rate decreases pretty much across the board. I think you’re having some trickle-down impact of some of those 1/1 renewals. We’re still seeing very good pricing in our Marine business where we continue to re-underwrite. And we’ve had — knock on wood — two consecutive quarters of positive underwriting results as our underwriters will continue to pick their spots, and we’re going to let them differentiate themselves as they have in the past.

In regards to ceded reinsurance, I think we talked about our net written premium growth exceeding our gross return premium, that was a conscious effort, and you’ve seen that trend over the last 18 months. It’s a direct result of market prices and our continued evaluation of our underlying retentions. Again, over the last 18 months we’ve taken more risk in the working layers on our mature products and our new products as they’ve matured we’ve elected to take a little more net. On every treaty we place, we evaluate the risk/reward trade-off and attempt to make decisions that are in our favor. Over the quarter, we did place two treaties, both our Surety Treaty and our Professional Liability Treaty. And both of those resulted in some savings, 10% to 20% savings overall in premium.

With that, I’ll turn it back to Aaron.

Aaron Jacoby:  Thanks, Craig. We can now open the call up for questions.

Operator:  Thank you, sir. The question-and-answer session will begin at this time. [Operator Instructions]. We will take our first question from Randy Binner. Please go ahead.

Jason Oetting:  Hi, everyone. This is Jason Oetting for Randy Binner this morning. First question on the Casualty segment. We’re seeing some underlying loss ratio, versus the first half of 2013, 2012. Is this primarily due to the business mix shift that was mentioned later last year? Or how should I be thinking of that? And then as a follow-up, can you provide any color on initial 2014 loss picks more broadly? Thanks.

Mike Stone:  This is Mike Stone. I think I got your question. I think it’s really — we’re getting a better rate, and it’s mix.

Jason Oetting:  And what are you thinking for initial 2014 loss picks going forward?

Jon Michael:  Randy, can you speak up? It’s hard for us to hear you.

Jason Oetting:  Yes, sorry. I was just asking about initial 2014 loss picks, your thoughts there?

Craig Kliethermes:  I mean for Casualty, they’re generally flat. We’ve got enough price to offset trend. So there is some mix, obviously, differences. So some are improving, some are more flat, some may be slightly increasing where we haven’t gotten the increases. But about 2 points better overall. But I believe it’s about 2 points better overall for Casualty.

Jason Oetting:  Okay. And I appreciate the commentary on the pricing updates. Can you speak a little more broadly to E&S, especially relative to what it was for last quarter?

Mike Stone:  Yes, this is Mike Stone. I think E&S continues to perform pretty well. We are starting to see probably little bit more of the standard lines companies. We still have to compete with the MGAs that are a little less disciplined. There for awhile, a couple of years ago, we saw them pulling back but they’re coming back. So we think it’s still good, but it’s probably a little less good than it was a year ago. But we’re still getting some rate where we needed and in some spaces where — what we’re seeing quite a bit of opportunity. So, all in all, I think it’s still pretty good times.

Jason Oetting:  Thank you.

Operator:  And our next question comes from Ken Billingsley. Please go ahead.

Ken Billingsley:  Okay. I changed over to a handset here. The reserve releases for the quarter, I was looking at 2013 year-end, it looked like you had a lot coming out of 2012. So, kind of recent years that you’re releasing reserves. Where are the reserves coming out of releases for the Casualty business as you just had in the first quarter?

Tom Brown:  Ken, it’s Tom Brown. You’re right, it’s the more recent years, but really for Casualty, it does come across fairly consistently over the last several years including back to about 2008, 2009.

Ken Billingsley:  Was that 2008 and 2009 you said?

Tom Brown:  Yes, Starting with about 2008 through the current year, with obviously little bit skewed more towards the recent accident years.

Ken Billingsley:  And is that something you kind of expected, that current trend that we’re likely to see, that you’re going to — we’re going to see a heavier release from more recent accident years than maybe we’ve seen in the past?

Tom Brown:  I think, Ken it’s hard to predict. We really feel our reserves are adequate at this point in time.

Ken Billingsley:  Well, how about, given the pricing trends, if they continued on their current path and where they were in the last few years, would that be something that we could extrapolate from the numbers?

Mike Stone:  It’s Mike Stone. I think, the trouble with those questions are [indiscernible], better than initially expected. And you tend to be a bit conservative early on but loss trends have been more benign than expected. We continue to believe that the long-term trend is it is what it is and like I said it’s been more benign. And I think you hear that from most of the markets. And will that continue forever? No. So we certainly don’t want to get behind. So, I think that’s how we see it.

Craig Kliethermes:  Ken, this is Craig. The only color, I would add to that is, I mean, just as a reminder is, we do use long-term trends in our projections and in our estimates for current accident year as well as past. And then obviously if things come in better than that, that we’ll have the good fortune of having favorable development. But we really aren’t in the business of trying to predict what short-term trends are and we don’t think it’s wise to try to lower those estimates just because we think we’ve observed some short-term favorable trends.

Ken Billingsley:  Very good. The other question I have is on the reinsurance market. And you did mention that you guys have been taking more risk in the working layers. With pricing in general coming down and more competition from reinsurers even on the Casualty side, do you see yourself maybe utilizing that market a little bit more opportunity maybe to place some more business and pass it off to the reinsurers or how do you feel that you guys are going to participate in the pricing market over the next, say two years with reinsurance rates coming down?

Jon Michael:  This is Jon Michael. Reinsurance purchasing is a little bit like real estate. The most important thing in real estate is location, location, location. In reinsurance purchasing, the most important thing is — the first three most important things are that reinsurer is going to pay the loss when it comes time to pay the loss and that goes for the second thing and the third thing. Way down the line is reinsurance pricing in my opinion and we don’t participate on too much on — changed our purchasing habits by the pricing of reinsurance, that’s not the way we do business. So the answer is no.

Ken Billingsley:  Very good. Congratulations on the quarter.

Jon Michael:  Thank you.

Operator:  [Operator Instructions]. We’ll take our next question from Meyer Shields. Please go ahead.

Meyer Shields:  Thanks. Good morning. I’m sorry. Can I get a little more color on habitational? The reason I’m asking you, because you’ve had sort of really strong reserve developments in the last couple of years. And I’m wondering whether in retrospect, there’s more profits or less unprofitability than you originally thought in terms of how you’re planning forward?

Mike Stone:  Yeah. Meyer, it’s Mike Stone. I think when we look at our E&S business both Property and Casualty, and I know you’re talking about Casualty now. But that habitational business is very significantly underperformed. And did we swing the pendulum too far is basically your question?

Meyer Shields:  Yes.

Mike Stone:  Who knows the answer to that. Who knows? I hope we did, but I can assure you when we were looking at this a few years back, we didn’t look very pretty. And it really — it hasn’t improved much, we’ve exited quite a bit of that business and kept the better performing. And in the E&S Casualty space, quite a bit of that business is habitational. So, which you had to be very careful, either large premium items, the E&S companies seemed to pass them around. And the habitational — the real estate companies tend to be a little bit brighter than we are at times when they take certain locations out of their schedules and then put them back in, and it’s tough business what we’ve discovered.

But we still, like I said, it’s still a big part of that E&S Casualty space. So we’re always trying to find the right recipe. And we think we have it now, but we know we didn’t have it in the recent past. And I’ll also tell you in the Property areas, it’s tough business in the Property area as well. And a lot of business, a lot of the fire business is habitation in the E&S space. So I’ve answered your question, I hope so.

Meyer Shields:  Understood. That’s very helpful. Is the quota share deal with Prime, is that new business for you?

Tom Brown:  Yes, this is Tom, Meyer. That was effective 1/1 this year, it’s a 25% quota share.

Meyer Shields:  Okay, great. Thanks very much.

Operator:  [Operator Instructions]. We’ll go next to Mark Dwelle. Please go ahead.

Mark Dwelle:  Yes, good morning. A couple of questions. First, while on the topic of Prime, can you just give a little bit of background on what type of business they’re writing or is it really just a unit to help lay off some of your own risk or maybe just a little bit more color there, what Prime does and what you might hope it would be?

Mike Stone:  Yes, it’s Mike Stone. I’ll give you a little bit. Prime is a — it’s a standalone insurance company headquartered in Salt Lake City. And we purchased an interest in them in...

Tom Brown:  February.

Mike Stone: ...February of this year. And they’ve had very, very good performance during their tenure. They write — they’re a deep E&S player. They write very difficult-to-place risks. For example, helicopter bungee jumps, white-water rafting, the Bartman Ball, where they insured the Bartman Ball at a local Chicago restaurant, in other words, fairly deep E&S. I mean we’re in E&S space, but we don’t write the Bartman Ball, we don’t write helicopter bungee jumping and some very, very unique risks.

I think if you think of the old Lloyd’s, people think of Lloyd’s of London and the stuff they used to place. I kind of get a sense that these guys are like that. They’re very careful underwriters in a very difficult space. And lower limits, higher rates, I can assure you there that they get their pound of flesh. And they don’t expect to keep the business for a very long period of time. They expect to keep it at most a couple of renewals and many of the businesses won’t renew at all. So they’re — and they’re very good underwriters, they’re quality people. We spent quite a bit of time with them over the last six months or so, and we like their business and we like their operation.

Mark Dwelle:  Any general sense for the overall kind of premium volume? I’m just trying to get a sense of scope of the business, size generally?

Tom Brown:  Yes. Mark, it’s Tom Brown. As I said in my comments, we think for the full year it’s going to be somewhere between $8 million to $10 million — I’m sorry not that they’re writing, that would be our percentage of their book.

Mark Dwelle:  Got it. Yes, I got that one. Okay. Second question I had was just on the investment portfolio, whether there’s any particular changes there? I know you’ve shifted in and out of Munis, and at various points, have added or subtracted from the equity portfolio. Just trying to get a sense whether there’s any you’re contemplating there or not?

Tom Brown:  Mark, it’s Tom Brown again. I think maybe on the margins but by and large, if you look at it over the last couple of years, we’ve stayed pretty true to the 80%—20% allocation between fixed income and equities. But we do work on the margins there. You’re right, I think we said in the previous quarters perhaps a little larger allocation to Munis, we kind of like that part of the markets, it’s at about 35% as we speak. But, again, when we said the margins by comparison, that was around 31% little over a year ago, so not a lot of movement with respect to the allocations.

Mark Dwelle:  Okay. Thanks very much.

Tom Brown:  You’re welcome.

Operator:  [Operator Instructions]. And we have a follow-up from Ken Billingsley. Please go ahead.

Ken Billingsley:  Yes. Just a follow-up question on the Prime, the 25% quota share that you guys put in place at the beginning of the year, did you replace someone or was this capacity added so they can grow their book?

Tom Brown:  Yes, we replaced the existing reinsurer.

Ken Billingsley:  Okay. And is there an expectation that they’re going to be growing their book significantly at this point with you involved? Or is the expectation with your replacement going to be similar to year-over-year?

Tom Brown:  I think — I’d say it’s too early to really tell. One thing that I will note that the — with the financial investment, they did get upgraded from BB-plus to A-minus which gives them little access to maybe perhaps different markets, but too early to tell.

Ken Billingsley:  Great. Thank you.

Operator:  And we have a follow-up from Meyer Shields. Please go ahead.

Meyer Shields:  Yes. I was just hoping you could talk about how many opportunities like Prime exist, in terms of both the investment on a quota share side?

Jon Michael:  Meyer, it’s Jon Michael. We do like to do this with the — some types of investments where we see opportunities and we try to cultivate relationships with the specialty carriers particularly those that are private. And with this one we saw an opportunity to get this quota share and to make a small investment and to help out Prime. We think there are lot of those kinds of opportunities across the country.

Meyer Shields:  Okay. Fantastic. Thanks very much.

Operator:  And at this time with no further questions in queue, I’ll turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you all for joining us. It was another strong quarter, 86 combined ratio, premiums were up slightly. We had $0.57 per share, which was a nice increase from last year’s first quarter. We talked a little bit about the markets and the new capacity entering the market, we’re the type of company that perseveres in this type of environment. We will maintain our discipline while continuing to seek opportunities like Prime and others. And thanks to our underwriters and to all our associates for another good quarter. And we will talk to you again this second quarter. Thanks.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 9677966. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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